EXHIBIT 10.18

November 21, 2000

Mr. Jon W. Ostrov
5725 Ridgehaven Dr.
Plano, Texas 75093

Dear Jon:

This will memorialize our offer to you to join Romacorp, Inc. in accordance with our recent discussions. With an effective date of November 27, 2000 you will be appointed to the position of Senior Vice President, Business Strategy of Romacorp, Inc. and it's parent Roma Restaurant Holdings, Inc. The purpose of this letter is to set out, generally, the terms and conditions of your employment.

I. BASE SALARY, BENEFITS AND BONUSES

a.    Your beginning base salary rate will be $175,000 per year ("Base Salary") which will be paid bi-weekly in accordance with the Company's general payroll practices, subject to customary withholding. Compensation reviews will be annually thereafter. In addition, you will be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company are generally eligible, including, but not limited to, the Company's group medical coverage program and 401(k). You will be eligible for paid vacation in accordance with the policies of the Company, which provide initially for two weeks per year.

b.    The Company will reimburse all reasonable expenses incurred by you, in the course of performing your duties, which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of these expenses.

c.    In addition to Base Salary, the Board of Directors may award a bonus to you following the end of each fiscal year up to 50% of the Base Salary based upon Company performance, determined at the discretion of the Board. It is anticipated that in any given fiscal year the bonus awarded would approximate 25% of Base Salary should the Company only meet performance goals contained in the Company's management plan.

Mr. Jon W. Ostrov
November 21, 2000
Page Two

d.    You will be granted an option to purchase 3.3 shares of the common stock of Roma Restaurant Holdings, Inc. pursuant to a standard option agreement in the form consistent with the Company's Non-Qualified 1998 Stock Option Plan; the option price will be $12,500 per share. You may recall from our discussions that these options vest 50% based on time in position over five years and 50% based on the receipt by the Sentinel interests of a minimum of $60,000,000 for their equity if and when the Company is sold.

e.    You will receive a bi-weekly car allowance of $177.

II. TERM: TERMINATION

a.    Your employment may be terminated by the Company at any time and, of course, you may terminate your employment voluntarily ("Voluntary Termination") at any time, for any reason or no reason.

b.    Upon (i) a Voluntary Termination of the employment relationship by you or (ii) termination of the employment relationship by the Company for cause, all future compensation or bonuses to which you would become entitled and all future benefits for which you would otherwise be eligible will cease as of the date of such termination; provided, however, that any salary, bonus, incentive payment, deferred compensation or other compensation or benefit which has vested to your benefit prior to the date of termination shall not be forfeited and shall be paid to you in accordance with the terms of such benefit.

c.    You acknowledge that the information, observations, and data obtained by you while employed by the Company concerning the business and affairs of the Company, ("Confidential Information") are the property of the Company. Therefore, you agree that you shall not disclose to any unauthorized person or use for your own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that (i) such information was otherwise available to you from a source other than the Company and (ii) the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer disks, printouts and software and other documents and data together with any copies thereof relating to the Confidential Information or the business of the Company which you may then possess or have under your control. You confirm that you are not subject to any agreement which would condition, delay or prevent your employment with the Company as agreed.

Mr. Jon W. Ostrov
November 21, 2000
Page Three

We are all pleased that you have chosen to join the Company and our management team. Your position, and its responsibilities, will be critical to the challenges that lie ahead.

Please confirm your acceptance of the offer and terms and conditions set out in this letter by signing in the space provided below and returning one copy to me in the envelope provided. Please let me or any of us know if there is anything we can do to assist in your move or transition.

Very truly yours,

ROMACORP, INC.

/s/Frank H. Steed
Frank H. Steed, President

Agreed and Accepted this 21st day of November, 2000.

/s/Jon W. Ostrov
Jon W. Ostrov